Exhibit 99.1

Quanex Completes Sale of Nichols Aluminum

Houston, Texas, April 1, 2014 – Quanex Building Products Corporation (NYSE:NX), a leading components supplier for the global window and door industry, today announced that it completed the sale of its interest in Nichols Aluminum, LLC, a wholly owned subsidiary, to Aleris for $110 million in an all cash transaction. Nichols is an aluminum sheet producer with facilities in Davenport, IA, Lincolnshire, IL and Decatur, AL.

“Going forward, our full focus will be on growing our position as a leading window and door component supplier both domestically and internationally,” said Bill Griffiths, Quanex chairman, president and CEO.

Evercore Partners acted as financial advisor and Norton Rose Fulbright acted as legal counsel to Quanex Building Products Corporation.

Quanex Building Products Corporation is listed on the NYSE under the symbol NX. For further information, visit the Company’s website at www.quanex.com.

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the financial condition of Quanex, future uses of cash and other expenditures, expenses and tax rates, expectations relating to the company’s industry, and the company’s future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company’s future performance, please refer to the company’s Form 10-K filing on December 18, 2013, under the Securities Exchange Act of 1934 (“Exchange Act”), in particular the section titled, “Private Securities Litigation Reform Act” contained therein.

Financial Contact: Marty Ketelaar, 713-877-5402; Media Contact: Valerie Calvert, 713-877-5305

For additional information, please visit www.quanex.com